Exhibit 99.1

Silicon Storage Technology, Inc.

News Release

 For More Information Contact:

Leslie Green
Stapleton Communications Inc.
(650) 470-0200

Jack K. Lai
Vice President & Chief Financial Officer
Silicon Storage Technology, Inc.
jlai@sst.com
(408) 735-9110

SST Reports Second Quarter 2004 Financial Results

Revenues Up 23 Percent and Net Income Up 55 Percent From 1Q04

SUNNYVALE, Calif., July 21, 2004 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced financial results for the second quarter ended June 30, 2004.

Net revenues for the second quarter were $128.5 million, up 23 percent compared with $104.4 million in the first quarter of 2004 and up 100 percent compared with $64.2 million in the second quarter a year ago.

Net income for the second quarter of 2004 was $22.1 million, or $0.22 per share, based on approximately 100.5 million diluted shares outstanding. By comparison, the company recorded net income of $14.2 million, or $0.14 per share on approximately 100.3 million diluted shares outstanding in the first quarter of 2004, and a net loss of $4.6 million, or a loss of $0.05 per share on 94.5 million shares outstanding in the second quarter of 2003.

SST finished the second quarter with $143.7 million in cash, cash equivalents and short-term investments.

"We are pleased to report very strong financial results despite the seasonal softness normally associated with the second quarter," said Bing Yeh, president and CEO. "Our positive results are due to the continued strong demand for our flash memory products, improved manufacturing costs and firming selling prices during the second quarter. We set a new record in our overall unit shipments, which grew 15 percent compared with the first quarter. This unit growth was mainly driven by the very strong growth in shipments to the digital consumer and wireless communication segments, offset by weaker than normal seasonal shipments to Internet computing and networking applications.

"On the product front, in April we announced the production availability of our 8-Mbit Serial Peripheral Interface serial flash memory device. We believe that this device is ideal for a variety of applications including hard disk drives, printers, security systems, industrial controls, 802.11 a/b/g and wired networking equipment. Additionally, we recently announced the beginning of production of our 64Mbit MPF+ device. With additional key features, including Boot-Block, Security ID, Erase Suspend and Resume, and Hardware Reset, we believe our MPF+ product family is ideal for applications such as mobile phones, set-top boxes, PDAs and networking equipment.

"On the technology front, we have started the development activities for a 0.13 micron technology based on the second generation SuperFlash cell, as the near term cost reduction path for our current 0.18 micron designs ranging from 16Mbit to 128Mbit. This development activity is in parallel with a more aggressive technology development based on our third generation SuperFlash cell.

"At the VLSI Technology Symposium held in mid-June in Hawaii, we, jointly with Powerchip Semiconductor, revealed a memory cell structure based on our third generation SuperFlash technology boasting 4.5 feature-square cell size with 0.11 micron lithography. We believe this is the industry's smallest flash cell at 0.11-micron rule with NOR architecture. We are aggressively pursuing this technology for our entry into the data storage market and our future cost reduction path for our medium- to high-density code storage products. We believe the technology advance will provide us a cost structure and sustainable competitiveness in the face of the competition from more established players in the medium to high density code storage market.

"In summary, we believe we are poised for a strong second half of the year. We are aggressively implementing a technology roadmap that we believe will dramatically expand our addressable market. We have solid and unique relationships with our licensing and foundry partners that will allow us to accommodate increasing demand for our products. And we are successfully transitioning our products to smaller geometries to lower our manufacturing costs. In the meantime, we continue to exercise tight control of our expenses. With these factors, coupled with positive market conditions, we believe we can achieve significant profitable growth in the coming quarters."

Third Quarter 2004 Outlook

The company expects its third quarter unit shipments to grow between 10 to 20 percent sequentially due to strong demand in digital consumer and rebounding Internet computing segments. The company believes that its third quarter revenues will be between $130 million and $145 million, assuming no drastic changes occur in the U.S. and international economies. Gross margin is expected to be between 32 and 35 percent, which takes into consideration the risks associated with the company's production ramp of higher density products and lower licensing revenue than the second quarter. R&D spending is expected to be approximately 10 percent higher than the prior quarter due to new products and transition to more advanced manufacturing technology. The income tax rate is expected to be between 8 and 10 percent. With these revenue and expense levels, SST expects to achieve earnings per share of between $0.16 and $0.21 in the third quarter.

Conference Call

SST's quarterly conference call will be held today, July 21 at 1:30 p.m. PDT. Those wishing to participate in the conference should dial (888) 428- 4480 using the pass code "SST" at approximately 1:20 p.m. PDT. A replay of the call will be available for two weeks by dialing (800) 475-6701 using the access code 735601. A webcast of the conference call will be available on http://www.sst.com/events/. The webcast will be available until the next earnings conference call.

About SuperFlash Technology
SST's SuperFlash technology is a NOR type, split-gate cell architecture which uses a reliable thick-oxide process with fewer manufacturing steps resulting in a low-cost, nonvolatile memory solution with excellent data retention and higher reliability. The split-gate NOR SuperFlash architecture facilitates a simple and flexible design suitable for high performance, high reliability, small or medium sector size, in- or off-system programming and a variety of densities, all in a single CMOS-compatible technology.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of nonvolatile memory solutions, based on proprietary, patented SuperFlash technology, for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets. SST's product families include various densities of high functionality flash memory components, flash mass storage products and flash microcontrollers. SST also offers its SuperFlash technology for embedded applications through its world-class manufacturing partners and technology licensees including 1st Silicon (Malaysia) Sdn. Bhd., Grace Semiconductor Manufacturing Corporation (Grace), IBM, Motorola, Inc., National Semiconductor Corporation, NEC Corporation, Oki Electric Industry Co. Ltd., Samsung Electronics Co. Ltd., SANYO Electric Co., Ltd., Seiko Epson Corp., Shanghai Hua Hong NEC Electronics Co., Ltd., Taiwan Semiconductor Manufacturing Co. Ltd. (TSMC), Toshiba Corporation, Vanguard International Semiconductor Corporation, and Winbond Electronics Corp. TSMC offers embedded SuperFlash under its trademark Emb- FLASH. Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements regarding flash memory market conditions, the company's future financial performance, the performance of new products and the company's ability to bring new products to market that involve risks and uncertainties. These risks may include timely development, acceptance and pricing of new products, the terms and conditions associated with licensees' royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect the company's customers, as well as other risks detailed from time to time in the company's SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2003 and on Form 10-Q for the quarter ended March 31, 2004.

For more information about SST and the company's comprehensive list of product offerings, please call 1-888/SST-CHIP. Information can also be requested via email to literature@sst.com or through SST's Web site at http://www.sst.com. SST's head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.

-FINANCIAL TABLES TO FOLLOW

Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

                                                     Three Months Ended       Six Months Ended
                                                           June 30,              June 30,
                                                    --------------------  --------------------
                                                      2003       2004       2003       2004
                                                    ---------  ---------  ---------  ---------
                                                       (unaudited)           (unaudited)
Net revenues:
     Product revenues............................. $  54,860  $ 115,571    108,781  $ 206,941
     Technology licensing.........................     9,320     12,958     17,108     26,021
                                                    ---------  ---------  ---------  ---------
          Total net revenues......................    64,180    128,529    125,889    232,962
Cost of revenues..................................    47,933     79,762    100,434    146,044
                                                    ---------  ---------  ---------  ---------
Gross profit......................................    16,247     48,767     25,455     86,918
                                                    ---------  ---------  ---------  ---------
Operating expenses:
     Research and development.....................    11,309     12,042     22,064     23,845
     Sales and marketing..........................     5,179      7,271     11,132     14,199
     General and administrative...................     3,498      4,579      7,081      8,578
     Other non-recurring charges....................      --      1,479         --      1,479
                                                    ---------  ---------  ---------  ---------
          Total operating expenses................    19,986     25,371     40,277     48,101
                                                    ---------  ---------  ---------  ---------
Income (loss) from operations.....................    (3,739)    23,396    (14,822)    38,817
Interest and other income.........................       578        324      1,034        708
Interest expense..................................       (41)      (119)       (79)      (163)
                                                    ---------  ---------  ---------  ---------
Income (loss) before provision for
    income taxes..................................    (3,202)    23,601    (13,867)    39,362
Provision for income taxes........................     1,387      1,502      1,387      3,030
                                                    ---------  ---------  ---------  ---------
Net income (loss)................................. $  (4,589) $  22,099    (15,254) $  36,332
                                                    =========  =========  =========  =========

Net income (loss) per share - basic .............. $   (0.05) $    0.23      (0.16) $    0.38
                                                    =========  =========  =========  =========

Shares used in per share calculation - basic .....    94,472     96,084     94,329     95,953
                                                    =========  =========  =========  =========

Net income (loss) per share - diluted ............ $   (0.05) $    0.22      (0.16) $    0.36
                                                    =========  =========  =========  =========

Shares used in per share calculation - diluted....    94,472    100,538     94,329    100,398
                                                    =========  =========  =========  =========

Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

                                                         December 31,    June 30,
                                                             2003          2004
                                                         ------------  ------------
                                                                (unaudited)
                        ASSETS
Current assets:
    Cash, cash equivalents and short-term investments.. $    185,194  $    143,729
    Trade accounts receivable, net.....................       55,330        86,217
    Inventories........................................       46,120        91,261
    Other current assets...............................       13,232        14,849
                                                         ------------  ------------
         Total current assets..........................      299,876       336,056
Equipment, furniture and fixtures, net.................       11,325        10,415
Long-term marketable securities........................       24,969        24,190
Other assets...........................................       60,191        95,969
                                                         ------------  ------------
         Total assets.................................. $    396,361  $    466,630
                                                         ============  ============

                      LIABILITIES
Current liabilities:
    Notes payable, current portion..................... $        393  $        415
    Trade accounts payable.............................       47,507        67,322
    Accrued expenses and other current liabilities.....       11,911        20,494
    Deferred revenue...................................        3,630         3,733
                                                         ------------  ------------
         Total current liabilities.....................       63,441        91,964
Other liabilities......................................        1,423         1,513
                                                         ------------  ------------
         Total liabilities.............................       64,864        93,477
                                                         ------------  ------------

                 SHAREHOLDERS' EQUITY
Common stock...........................................      345,384       348,905
Accumulated other comprehensive income.................        9,178        10,981
Retained earnings(Accumulated deficit).................      (23,065)       13,267
                                                         ------------  ------------
         Total shareholders' equity....................      331,497       373,153
                                                         ------------  ------------
         Total liabilities and shareholders' equity.... $    396,361  $    466,630
                                                         ============  ============